SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Futu Holdings Limited

(Name of Issuer)

Class A Ordinary Shares, par value $0.00001 per share

(Title of Class of Securities)

36118L 106**

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s American Depositary Shares, each representing eight Class A ordinary shares.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CV IV HOLDCO, LTD. (“SC CV IV HOLDCO”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 894,885
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 894,885

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 894,885
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 667,427,240 shares outstanding following completion of the Issuer’s offering, as reported in the Issuer’s Rule 424B5 Prospectus filed with the Securities and Exchange Commission on April 21, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CV IV SENIOR HOLDCO, LTD. (“SCCV IV SENIOR HOLDCO”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 894,885 shares, of which 894,885 shares are directly owned by SC CV IV HOLDCO. SC CV IV HOLDCO is wholly owned by SCCV IV SENIOR HOLDCO.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 894,885 shares, of which 894,885 shares are directly owned by SC CV IV HOLDCO. SC CV IV HOLDCO is wholly owned by SCCV IV SENIOR HOLDCO.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 894,885
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 667,427,240 shares outstanding following completion of the Issuer’s offering, as reported in the Issuer’s Rule 424B5 Prospectus filed with the Securities and Exchange Commission on April 21, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA VENTURE FUND IV, L.P. (“SC CVF IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

894,885 shares, of which 894,885 shares are directly owned by SC CV IV HOLDCO. SC CV IV HOLDCO is wholly owned by SCCV IV SENIOR HOLDCO. SCCV IV SENIOR HOLDCO is wholly owned by SC CVF IV.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

894,885 shares, of which 894,885 shares are directly owned by SC CV IV HOLDCO. SC CV IV HOLDCO is wholly owned by SCCV IV SENIOR HOLDCO. SCCV IV SENIOR HOLDCO is wholly owned by SC CVF IV.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 894,885
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 667,427,240 shares outstanding following completion of the Issuer’s offering, as reported in the Issuer’s Rule 424B5 Prospectus filed with the Securities and Exchange Commission on April 21, 2021.

1	NAME OF REPORTING PERSON SC CHINA VENTURE IV MANAGEMENT, L.P. (“SC CV IV MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

894,885 shares, of which 894,885 shares are directly owned by SC CV IV HOLDCO. SC CV IV HOLDCO is wholly owned by SCCV IV SENIOR HOLDCO. SCCV IV SENIOR HOLDCO is wholly owned by SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

894,885 shares, of which 894,885 shares are directly owned by SC CV IV HOLDCO. SC CV IV HOLDCO is wholly owned by SCCV IV SENIOR HOLDCO. SCCV IV SENIOR HOLDCO is wholly owned by SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 894,885
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 667,427,240 shares outstanding following completion of the Issuer’s offering, as reported in the Issuer’s Rule 424B5 Prospectus filed with the Securities and Exchange Commission on April 21, 2021.

1	NAME OF REPORTING PERSON SCC VENTURE VI HOLDCO, LTD. (“SCC VI HOLDCO”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 162,759
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 162,759

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 162,759
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 667,427,240 shares outstanding following completion of the Issuer’s offering, as reported in the Issuer’s Rule 424B5 Prospectus filed with the Securities and Exchange Commission on April 21, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA VENTURE FUND VI, L.P. (“SC CVF VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 162,759 shares, of which 162,759 shares are directly owned by SCC VI HOLDCO. SCC VI HOLDCO is wholly owned by SC CVF VI.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 162,759 shares, of which 162,759 shares are directly owned by SCC VI HOLDCO. SCC VI HOLDCO is wholly owned by SC CVF VI.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 162,759
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 667,427,240 shares outstanding following completion of the Issuer’s offering, as reported in the Issuer’s Rule 424B5 Prospectus filed with the Securities and Exchange Commission on April 21, 2021.

1	NAME OF REPORTING PERSON SC CHINA VENTURE VI MANAGEMENT, L.P. (“SC CV VI MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 162,759 shares, of which 162,759 shares are directly owned by SCC VI HOLDCO. SCC VI HOLDCO is wholly owned by SC CVF VI. SC CV VI MGMT is the General Partner of SC CVF VI.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 162,759 shares, of which 162,759 shares are directly owned by SCC VI HOLDCO. SCC VI HOLDCO is wholly owned by SC CVF VI. SC CV VI MGMT is the General Partner of SC CVF VI.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 162,759
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 667,427,240 shares outstanding following completion of the Issuer’s offering, as reported in the Issuer’s Rule 424B5 Prospectus filed with the Securities and Exchange Commission on April 21, 2021.

1	NAME OF REPORTING PERSON SC CHINA HOLDING LIMITED (“SCC HOLD”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

1,057,644 shares, of which 894,885 shares are directly owned by SC CV IV HOLDCO and 162,759 shares are directly owned by SCC VI HOLDCO. SC CV IV HOLDCO is wholly owned by SCCV IV SENIOR HOLDCO. SCCV IV SENIOR HOLDCO is wholly owned by SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCC VI HOLDCO is wholly owned by SC CVF VI. SC CV VI MGMT is the General Partner of SC CVF VI. SCC HOLD is the General Partner of each of SC CV IV MGMT and SC CV VI MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

1,057,644 shares, of which 894,885 shares are directly owned by SC CV IV HOLDCO and 162,759 shares are directly owned by SCC VI HOLDCO. SC CV IV HOLDCO is wholly owned by SCCV IV SENIOR HOLDCO. SCCV IV SENIOR HOLDCO is wholly owned by SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCC VI HOLDCO is wholly owned by SC CVF VI. SC CV VI MGMT is the General Partner of SC CVF VI. SCC HOLD is the General Partner of each of SC CV IV MGMT and SC CV VI MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,057,644
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 667,427,240 shares outstanding following completion of the Issuer’s offering, as reported in the Issuer’s Rule 424B5 Prospectus filed with the Securities and Exchange Commission on April 21, 2021.

1	NAME OF REPORTING PERSON SNP CHINA ENTERPRISES LIMITED (“SNP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH VIRGIN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

1,057,644 shares, of which 894,885 shares are directly owned by SC CV IV HOLDCO and 162,759 shares are directly owned by SCC VI HOLDCO. SC CV IV HOLDCO is wholly owned by SCCV IV SENIOR HOLDCO. SCCV IV SENIOR HOLDCO is wholly owned by SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCC VI HOLDCO is wholly owned by SC CVF VI. SC CV VI MGMT is the General Partner of SC CVF VI. SCC HOLD is the General Partner of each of SC CV IV MGMT and SC CV VI MGMT. SCC HOLD is wholly owned by SNP.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

1,057,644 shares, of which 894,885 shares are directly owned by SC CV IV HOLDCO and 162,759 shares are directly owned by SCC VI HOLDCO. SC CV IV HOLDCO is wholly owned by SCCV IV SENIOR HOLDCO. SCCV IV SENIOR HOLDCO is wholly owned by SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCC VI HOLDCO is wholly owned by SC CVF VI. SC CV VI MGMT is the General Partner of SC CVF VI. SCC HOLD is the General Partner of each of SC CV IV MGMT and SC CV VI MGMT. SCC HOLD is wholly owned by SNP.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,057,644
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 667,427,240 shares outstanding following completion of the Issuer’s offering, as reported in the Issuer’s Rule 424B5 Prospectus filed with the Securities and Exchange Commission on April 21, 2021.

1	NAME OF REPORTING PERSON NEIL NANPENG SHEN (“NS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 105,552
	6

  SHARED VOTING POWER

1,057,644 shares, of which 894,885 shares are directly owned by SC CV IV HOLDCO and 162,759 shares are directly owned by SCC VI HOLDCO. SC CV IV HOLDCO is wholly owned by SCCV IV SENIOR HOLDCO. SCCV IV SENIOR HOLDCO is wholly owned by SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCC VI HOLDCO is wholly owned by SC CVF VI. SC CV VI MGMT is the General Partner of SC CVF VI. SCC HOLD is the General Partner of each of SC CV IV MGMT and SC CV VI MGMT. SCC HOLD is wholly owned by SNP. NS wholly owns SNP.

	7	SOLE DISPOSITIVE POWER 105,552
	8

  SHARED DISPOSITIVE POWER

1,057,644 shares, of which 894,885 shares are directly owned by SC CV IV HOLDCO and 162,759 shares are directly owned by SCC VI HOLDCO. SC CV IV HOLDCO is wholly owned by SCCV IV SENIOR HOLDCO. SCCV IV SENIOR HOLDCO is wholly owned by SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCC VI HOLDCO is wholly owned by SC CVF VI. SC CV VI MGMT is the General Partner of SC CVF VI. SCC HOLD is the General Partner of each of SC CV IV MGMT and SC CV VI MGMT. SCC HOLD is wholly owned by SNP. NS wholly owns SNP.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,163,196
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%1
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 667,427,240 shares outstanding following completion of the Issuer’s offering, as reported in the Issuer’s Rule 424B5 Prospectus filed with the Securities and Exchange Commission on April 21, 2021.

ITEM 1.

(a)	Name of Issuer:

Futu Holdings Limited

(b)	Address of Issuer’s Principal Executive Offices:

11/F, Bangkok Bank Building

No. 18 Bonham Strand W, Sheung Wan

Hong Kong S.A.R., People’s Republic of China

ITEM 2.

(a)	Name of Persons Filing:

Sequoia Capital CV IV Holdco, Ltd.

Sequoia Capital CV IV Senior Holdco, Ltd.

Sequoia Capital China Venture Fund IV, L.P.

SC China Venture IV Management, L.P.

SCC Venture VI Holdco, Ltd.

Sequoia Capital China Venture Fund VI, L.P.

C China Venture VI Management, L.P.

SC China Holding Limited

SNP China Enterprises Limited

Neil Nanpeng Shen

SC CV IV HOLDCO is wholly owned by SCCV IV SENIOR HOLDCO. SCCV IV SENIOR HOLDCO is wholly owned by SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCC VI HOLDCO is wholly owned by SC CVF VI. SC CV VI MGMT is the General Partner of SC CVF VI. SCC HOLD is the General Partner of each of SC CV IV MGMT and SC CV VI MGMT. SCC HOLD is wholly owned by SNP. NS wholly owns SNP.

(b)	Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c)	Citizenship:

SC CV IV HOLDCO, SCCV IV SENIOR HOLDCO, SC CVF IV, SC CV IV MGMT, SCC VI HOLDCO, SC CVF VI, SC CV VI MGMT, SCC HOLD: Cayman Islands

SNP: British Virgin Islands

NS: Hong Kong SAR

(d)	CUSIP Number:

36118L106

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following X.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022

Sequoia Capital CV IV Holdco, Ltd.

By:	Sequoia Capital CV IV Senior Holdco, Ltd. its Sole Member

By:	Sequoia Capital China Venture Fund IV, L.P.
its Sole Member

By:	SC China Venture IV Management, L.P.
its General Partner

By:	SC China Holding Limited
its General Partner

By:	SNP China Enterprises Limited its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital CV IV Senior Holdco, Ltd.

By:	Sequoia Capital China Venture Fund IV, L.P. its Sole Member

By:	SC China Venture IV Management, L.P. its General Partner

By:	SC China Holding Limited its General Partner

By:	SNP China Enterprises Limited its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Venture IV Management, L.P.

By:	SC China Holding Limited its General Partner

By:	SNP China Enterprises Limited its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SCC Venture VI Holdco, Ltd.

By:	Sequoia Capital China Venture Fund VI, L.P. its Sole Member

By:	SC China Venture VI Management, L.P.
its General Partner

By:	SC China Holding Limited
its General Partner

By:	SNP China Enterprises Limited its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital China Venture Fund VI, L.P.

By:	SC China Venture VI Management, L.P. its General Partner

By:	SC China Holding Limited its General Partner

By:	SNP China Enterprises Limited its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Venture VI Management, L.P.

By:	SC China Holding Limited its General Partner

By:	SNP China Enterprises Limited its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Holding Limited

By:	SNP China Enterprises Limited its General Partner

By:	/s/ Neil Nanpeng Shen Neil Nanpeng Shen, Authorized Signatory

SNP China Enterprises Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Neil Nanpeng Shen

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen